Exhibit 10.21

ANTONIO P. MOURA

ACCOUNTING AND TAX SERVICES

17 BAUM DRIVE.

THOMASTON, CONNECTICUT 06787

(860) 283-4145

apmoura13@optonline.net

REVISED ENGAGEMENT LETTER

June 30, 2009

Michael Cohen,

President/CEO

National Stem Cell Holding, Inc.

187 Mill Lane

Mountainside, New Jersey 07052

Dear Mr. Cohen;

The letter of engagement revises the letter of engagement entered into on November 30, 2007 to indicate to you that I will be the accountant for your company to organize the financial preparation in QuickBooks and interface with the Company’s independent auditors in submitting financial information requested by them. This will also include the preparation of Federal and State Corporate tax returns.

1.

Client: The client is National Stem Cell Holding, Inc., a Delaware corporation (the “Company”).  You have agreed that my representation of the Company does not give rise to an accountant-client relationship between me and any of the Company’s affiliates or constituents such as shareholders, partners, officers, directors or employees unless set forth on Schedule A to this letter as it may be amended in writing from time to time.

2.

Term of Engagement: This engagement has commenced as of November 30, 2007 and will terminate, if not mutually renewed or earlier terminated, on November 29, 2009. Fees and expenses of others (such as consultants, appraisers, and local counsel) generally will not be paid by me, but will be billed directly to you.

As is appropriate in any professional relationship, you may terminate our engagement at any time upon reasonable notice, and I retain that right as well, subject on my part to the applicable rules of professional conduct. In the event that I terminate the engagement, I will take such steps as are reasonably practicable to protect your interests in the above matter. In the event that our representation is terminated, you agree to pay all bills representing reimburseable expenses thereafter rendered covering the period prior to termination. If you terminate the engagement for cause, all share certificates not required to be delivered to me will be cancelled on the books and records of the Company; if the engagement is cancelled not for cause, I am entitled to the immediate delivery of all share certificates required to be delivered to me including certificates representing the bonus fee as described in paragraph 5 hereunder.

3.

Conclusion of Representation; Retention and Disposition of Documents: Unless previously terminated or extended, my representation of the Company will terminate upon my sending you my final statement for services rendered in this matter. Following such termination, any otherwise non-public information you have supplied to me which is retained by me will be kept confidential in accordance with the applicable rules of professional conduct. At your request, your papers and property will be returned to you. My own files pertaining to the matter, which may include copies of your papers, will be retained by me. These firm files include, for example, administrative records, expense reports, and internal work product such as drafts, notes, internal memoranda, and legal and factual research, including investigative reports, prepared by or for the my use. For various reasons, including the minimization of unnecessary storage expenses, I reserve the right to destroy or otherwise dispose of any such documents or other materials retained by me within a reasonable time after the termination of the engagement.  In any event, all documents and other materials in my file may be discarded or destroyed, without notice to you, after a period of no less than five (5) years following the conclusion of our engagement.

4.

Post-Engagement Matters: You are engaging me to provide accounting services for a specific period of time. After completion of the matter, changes may occur in applicable laws or regulations that could have an impact upon your future rights and liabilities. Unless you engage me after completion of the matter to provide additional services on issues arising after the stated period of time, I have no continuing obligation to advise you with respect to future accounting developments. In addition, unless you and I agree in writing to the contrary, I will have no obligation to monitor renewal or notice dates or similar deadlines which may arise from the matters for which I had been engaged.

5.

Fees and Expenses: This Engagement Letter revises our oral agreement and written agreement dated November 30, 2007  as follows: I will receive 340,000 shares of the common stock of the Company issued immediately In addition, you will pay me a bonus fee of 350,000 shares of the common stock of the Company immediately to vest upon the filing of a registration statement relating to the Company and/or its securities with the Securities and Exchange Commission and 350,000 shares of the common stock of the Company if I become an officer.

I will include on my statements separate charges for performing services such as messenger and delivery service, travel, and filing fees. Fees and expenses of others (such as consultants and local accountants, pre-approved in writing by the Company) generally will not be paid by me, but will be billed directly to you.

6.

Miscellaneous. I am an independent consultant and am not an employee of the Company.

7.

Client Responsibilities: You agree to pay for services and expenses as provided above. In addition, you agree to be candid and cooperative with me and will keep me informed with complete and accurate factual information, documents and other communications relevant to my representation or otherwise reasonably requested by me.

If this Agreement correctly sets forth your understanding of the scope of the services to be rendered to you, and if all of the terms set forth in this Engagement Letter are satisfactory, then please sign the enclosed copy and return it to me.  If the scope of services described is incorrect or if the terms set forth are not satisfactory to you, please let me know in order that I can discuss either aspect. I appreciate your decision to retain me and very much look forward to the opportunity of working with you.

Respectfully submitted.

_/s/Antonio P. Moura___

Antonio P. Moura

Accountant

The undersigned has read and understands the above Agreement, and accepts and agrees to all of its terms and conditions.

NATIONAL STEM CELL HOLDING, NC.

Dated June 30, 2008

By:        /s/Michael ‘Cohen

Michael Cohen,

Chief Executive Officer